Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
EastGroup Properties, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of EastGroup Properties, Inc. of our reports dated March 3, 2004, relating to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of EastGroup Properties, Inc.


                                                /s/ KPMG LLP

Jackson, Mississippi
July 8, 2004